EXHIBIT 10.3

April 26, 2006

Mr. Robert K. Lifton
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

Dear Mr. Lifton:

Reference is hereby made to that letter agreement (as amended hereby, the “Agreement”) dated April 21, 2006 between JMG Triton Offshore Ltd. and Medis Technologies Ltd. (“Medis”), pursuant to which we have agreed to exchange (the “Exchange”) an aggregate of $2,916,000 face value amount of Medis’ 6% senior convertible notes due July 15, 2010 (the “Notes”) for an aggregate of 184,625 shares of Medis common stock (the “Shares”). Of such Shares, an aggregate of (i) 168,584 Shares shall be freely tradable (and of which 1,500 Shares shall be delivered upon issuance to McMahan Securities Co. L.P.) and (ii) 16,041 Shares shall be restricted, which Medis agrees to register as soon as possible.

The Notes were issued under that Indenture dated as of July 26, 2005 by and between Medis and Wachovia Bank, National Association (the “Indenture”).

We represent and warrant to you that (i) we are the record and beneficial holder of the Notes, (ii) we have full authority and capacity to execute, deliver and perform the Agreement, and to bind and obligate the Funds hereunder, (iii) we have received all consents or approvals of or have given proper notice to any person or authority required in order for us to execute, deliver and perform the Agreement, (iv) the Agreement is a legal, valid and binding agreement of ours, enforceable against us in accordance with its terms, (v) we own the Notes free and clear of all liens, charges and encumbrances, and upon the consummation of the Exchange, Medis will own the Notes free and clear of all liens, charges and encumbrances and (vi) we are acquiring the Shares for our own account for investment purposes only and not with a present view to the resale or distribution of the Shares.

Additionally, we hereby (i) waive any and all terms, conditions and covenants under the Indenture insofar as any of them may prohibit entering into or consummating the Exchange, (ii) waive any cause of action we may have against Wachovia Bank, National Association, as Trustee under the Indenture governing the Notes (the “Trustee”) in connection with the Exchange, (iii) agree to indemnify the Trustee for any loss, liability, claim or damage it may incur in connection with the Exchange and (iv) authorize and direct the Trustee to consummate the Exchange.

[Remainder of Page Intentionally Left Blank; Signature Page Follows in Counterparts]

Sincerely yours,

JMG Triton Offshore Ltd.

By:	/s/
Name:
Title:

Agreed to and Accepted
As of the Date Hereof:

Medis Technologies Ltd.

By:  /s/

Name: Robert K. Lifton
Title: Chairman and CEO